Exhibit 2.1


THE STATE OF TEXAS               ss.
                                 ss.              ASSET PURCHASE AGREEMENT
COUNTY OF PECOS                  ss.

      This Asset Purchase Agreement is made and entered into this the 30 day of November, 2001, by and between PARTNERS ALLIANCE GROUP, INC., a Texas corporation (hereinafter referred to as "Buyer"), and TODD JAGGER, Individually and d/b/a THE OVERLAND NETWORK (hereinafter referred to as "Seller"), and is as follows:

                                 WITNESSETH:

      WHEREAS, Seller is the owner and holder of certain personal. property, equipment and assets operated under the name of The Overland Network (the "Business"); and

      WHEREAS, Buyer desires to purchase and acquire certain assets as well as lease certain assets incidental to such business.

      NOW, THEREFORE, FOR AND IN CONSIDERATION of the terms and provisions hereof Seller and Buyer do hereby and herein covenant and agree as follows:

                                       I.
                           PURCHASE AND SALE OF ASSETS

      On the terms and subject to the conditions herein set forth, on the Closing Date (hereinafter defined), Seller shall, and does hereby agree to, convey, transfer, sell and deliver unto Buyer, for the consideration hereinafter provided for, only those assets owned, held or claimed by Seller described or referenced in Exhibit "A" (the Purchased Assets List) attached hereto including, but not limited to the customer accounts, the client lists, files and information, itemized equipment, accounts receivable, trademarks, if any, trade name, goodwill, exclusive we of the name "The Overland Network" or any variation thereof using the word "Overland," the domain name "overland.net", all of Seller's rights under its contracts, licenses and agreements, and any and all other assets or rights used, owned or held in connection with the operation of the business known as "The Overland Network" at the locations hereinafter delineated (the "Purchased Assets"). The Purchased Assets shall not include (a) Seller's Personal Property or the Seller's Inventory, as those terms are defined below; or (b) Seller's domain registry known as "discount-domains.net".

                                      II.
                                 PURCHASE PRICE

      The purchase price for the Purchased Assets shall be the sum of TWO HUNDRED AND FIVE THOUSAND AND NO/ 100 DOLLARS ($205,000.00), which shall be payable by Buyer to Seller as follows:

      1. Subject to potential adjustments described in Article V, below, TWO HUNDRED FIVE THOUSAND AND NO/100 DOLLARS ($205,000.00) to be paid by Buyer to Seller, by certified check or wire transfer (at the option of Seller), at Closing (defined below), $200,000.00

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of which is apportioned for the Subject Assets (hereinafter defined) and
$5,000.00 for the Non-Compete Agreement in Paragraph XII.

      2. As additional consideration, Buyer will grant Seller continued use of and access to Buyer's latest Internet services based on a fifty percent (50%) discount calculated on the price given customers in close proximity to Seller's point of service. Buyer shall provide Seller with a contiguous network of IP addresses and routing for same in the quantity and format commonly referred to as a "/29"; that being one network address, six useable addresses and one broadcast address. Said IP block addresses shall not change unnecessarily and Buyer shall give Seller a minimum of fourteen (14) days advance notice of IP address changes, the reason such changes are necessary and replacement IP addresses. These IP addresses shall be in addition to any other IP addresses that may accompany products or services purchased by Seller such as web-hosting or co-location services.

                                      III.
                                 LEASE OF ASSETS

      1. Personal Property Lease. On the terms and subject to the Conditions herein set forth, on the Closing Date, Seller shall, and does hereby agree to lease to Bayer, for the consideration hereinafter provided for, the assets owned, held or claimed by Seller described or refer in Exhibit "B" (hereinafter referred to as the "Leased Assets"). The Leased Assets as well as the Purchased Assets will be collectively known as the "Subject Assets."

      2. Real Property Lease. On the terms and subject to the conditions herein set forth, on the Closing Date, Seller shall, and does hereby agree to, lease to Buyer the real property owned, held or claimed by Seller used in connection with the operation of the Business and located at 201 E. Holland Avenue, in Alpine. Brewster County, Texas (the "Alpine Property ), for $625.00 per month, and Sixth and State Streets, in Fort Davis, Jeff Davis County, Texas (the "Fort Davis Property"), for $300.00 per month, pursuant to the terms of the Real Property Lease In substantially the form attached hereto as Exhibit "C" (Real Property Lease).

                                      IV.
                          PERSONAL PROPERTY LEASE TERMS

      Buyer and Seller hereby agree to lease the Leased Assets listed in Exhibit "B" at the monthly rates delineated in Exhibit "B" pursuant to the terms of the Personal Property Lease in substantially the form attached hereto as Exhibit "D" (Personal Property Lease); provided, however, rentals for such Leased Assets shall not begin to accrue until January 1, 2002. Buyer shall have the right, outside of Closing (hereinafter defined), to purchase any individual assets listed in Exhibit "B" then under lease according to the purchase price delineated next to the individual asset, which right to purchase such individual assets shall continue for a period of one (1) year following the Closing Date, at which time it shall expire, unless such right to purchase is extended, in writing, by mutual agreement of the parties. Rental payments made within the first ninety (90) days of the Personal Property Lease on any specific item will be credited to the purchase of such item according to the terms and conditions of the Personal Property Lease. Either Buyer or Seller may terminate the Personal Property Lease with respect to any individual item by notifying the other party in writing as provided in the Personal Property Lease. Buyer

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shall maintain insurance coverage insuring the Leased Assets against loss, damage or theft as more particularly set forth in the Personal Property Lease.

                                       V.
                             ADJUSTMENTS AT CLOSING

      In addition, Buyer and Seller shall make the following adjustment at
Closing:

      1. All personal property taxes owed for the year 200I on the Subject Assets shall be prorated between Seller and Buyer, as of the Closing Date. Seller has paid, prior to Closing, those taxes due for the year 2001, and the prorated amounts shall be credited to Seller at Closing. Buyer shall assure the obligation to pay personal property taxes on the Subject Assets for the tax year 2002 and all subsequent years.

      2. At Closing, Seller shall credit Buyer the amount of all monthly dial-up Internet access payments (Optigold Products "D/U-Mo-Email", "D/U-MoUSMaiI" and "DOM-Dial") received by Seller prior to the Closing Date for services to be rendered after the Closing Date, which credit will have the effect of lowering the cash payable to Seller at Closing.

                                      VI.
                                 TIME OF CLOSING

      1. The Closing Date pursuant to the terms hereof shall be on or before the 30th day of November, 2001, at 2:00 p.m., but effective as of the close of business the 30th day of November, 2001 (the "Closing Date"). The Closing shall be held at Strategic Abstract & Title Corporation, 122 N. Main, Fort Stockton, Texas (the "Closing"), unless another time and place are mutually agreed upon by the parties hereto.

      2. At the Closing, Seller and buyer shall execute and deliver all documents and payments necessary or desirable to convey to Buyer all right, title or interest in the Purchased Assets, and to lease to Buyer the Leased Assets, in form suitable to bath Buyer and Seller and Buyer's and Seller's counsel including:

         a. Seller shall prepare and deliver to Buyer leases, ready for execution, for the Alpine Property and the Fort Davis Property, as well as a Personal Property Lease for the Leased Assets in Exhibit "B";

         b. Seller shall deliver to Buyer any and all Certificates of Title necessary for the transfer of title; if any, of the Subject Assets;

         c. Seller shall deliver to Buyer a withdrawal or abandonment, ready for filing, of the assumed name of "The Overland Network";

         d. Seller shall provide a UCC search of the records of the Secretary of State of Texas reflecting no liens on the Subject Assets;

         e. Seller shall deliver to Buyer a Bill of Sale in form and substance suitable to convey the Purchased Assets; and

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         f. Seller shall prepare, and Buyer and Seller shall execute an
    Assignment and Assumption of the Circuit and Service Contracts delineated in Exhibit "E".

                                      VII.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby warrants and represents to Buyer that, as of the date hereof through the Closing Date, Seller is or shall be:

      1. The sole owner of the Subject Assets referenced and described in Exhibit "A" and Exhibit "B" attached hereto with full right, power and authority to sell, lease or dispose of same, and that the Subject Assets shall be conveyed or leased to Buyer free and clear of any debt, lien or other encumbrance whatsoever.

      2. To the extent relating to or affecting the Subject Assets being conveyed or leased hereby Seller will operate (up to the Closing Date) the Business in the usual and ordinary manner and has not:

         a. Borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) covering the Subject Assets conveyed hereby,

         b. Except in the ordinary course of business and consistent with the past practice of Seller, sold, transferred or otherwise disposed of or agreed to sell, transfer or otherwise dispose of, any of the Subject Assets, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims owed to Seller in connection with the Subject Assets;

         c. Entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of the Subject Assets (including management and control thereof), or requiring the consent of any party to the transfer and assignment of the Subject Assets (including management and control thereof);

         d. Suffered any damages, destruction or losses or waived any rights of value which, in the aggregate, are material considering the Business;

         e. Other than in the ordinary course of business, made or permitted any amendment or termination of any contract, agreement or license to which it is a party or by which It or any of the Subject Assets are subject;

         f. To the best of Seller's knowledge, incurred or become subject to any claim or liability for damages or alleged damages for actual or alleged negligence or other tort or breach of contract which is not fully covered by insurance underwritten by responsible insurers; and

         g. Entered into, agreed to enter into, or consummated any other transaction other than in the ordinary course of business.

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      3. Seller will maintain in a good and workmanlike manner all of the
Subject Assets and will continue to operate and manage said property in a reasonable and prudent manner.

      4. Seller will keep all of the Subject Assets in its recent condition and state of repair, reasonable wear excepted, and after the date of this Agreement, Seller will not enter into any lease, service, or management agreement with respect to all or any portion of the Subject Assets without the written consent of the Buyer.

      5. Seller (a) owes no obligations and has contracted no liabilities affecting the Business, (b) is not in breach or default of any agreement (i) affecting the Business or to which any of the Subject Assets are subject, or
(ii) which might affect the consummation of the purchase and sale described in this Agreement, which have not been made mown to Buyer in writing.

      6. Seller is not conveying the Business or Purchased Assets in contemplation or anticipation of filing bankruptcy.

      7. To the best of Seller's knowledge, except as disclosed in writing to Buyer, (a) Seller has not incurred, and neither it nor any of the Subject Assets are subject to, any liabilities or obligations (accrued, absolute, contingent or otherwise), other than unsecured trade accounts payable arising in the ordinary course of business, since October 1, 2001; and (b) there are no facts in existence on the date hereof and known to Seller that might reasonably serve as the basis for any material liabilities or obligations of Seller not disclosed in writing to Buyer.

      8. To the best of Seller's knowledge, (a) all federal, state, county., local and other taxes, including, without limitation, income taxes, corporate franchise taxes, and sales and ad valorem taxes, due and payable by Seller on or before the Closing Date have been paid, and Seller has filed all tax returns and reports required to be filed by it with all such tracing authorities; (b) the liabilities for federal, state, county, local and other taxes reflected in the balance sheet represent reasonable and adequate provision for the payment of all accrued and unpaid federal, state, county, local and other taxes of Seller for all periods ending on or prior to September 31, 2001, whether or not disputed; and (c) no assessments of deficiencies have bean made against Seller and no extensions of time are in effect for the assessment of such deficiencies.

      9. To the best of Seller's knowledge, (a) there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting Seller or any of the Subject Assets, at law or in equity, or before or by any court or federal, state, municipal or other governmental department, commission, board, agency, or instrumentality; and (b) Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or to its business, property, or employees, and Seller is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

      10. Seller shall execute and deliver, at Closing, such Bills of Sale, leases, assignments and other instruments deemed necessary or proper to transfer to Buyer all of the Subject Assets

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being sold or leased pursuant to this Agreement, as is delineated in Section VI of this Agreement. All such documents shall be in form and substance satisfactory to Seller and Buyer.

      11. Seller shall prepare appropriate closing instructions directing payment, from the Purchase Price due Seller, of all such matters that need to be considered, such as applicable prorations, if any, which would pertain to the Subject Assets covered hereunder, and any just claims against Seller received prior to the time set for consummation of the purchase and sale described in this Agreement, which should have the effect of reducing the Purchase Price.

                                     VIII.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby warrants and represents to Seller that

      1. Buyer has had access to Seller's books and records and an opportunity to ask questions concerning the books, records, and Subject Assets, and Buyer has satisfied itself that the Business is consistent with its needs and expectations.

      2. Buyer has inspected the Subject Assets or has determined such inspection is not required, and agrees to accept the Subject Assets in their "as is" and " where is" condition.

      3. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted and to enter into and carry out the provisions of this Agreement.

      4. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the Articles of Incorporation or By-Laws of Buyer, violate any provision of any agreement or other obligation to which Buyer is a party or by which Buyer is bound or to which its assets are subject, or violate or result in a breach of, or constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which Buyer is subject.

      5. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of Buyer, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

      6. Buyer shall maintain a Renter's Insurance Policy to insure the Leased Assets against loss, theft or damage for the entire time during which the Leased Assets are leased by Buyer.

                                      IX.
                                  RISK OF LOSS

      The Purchased Assets have been inspected by Buyer and will be accepted by Buyer as of the Closing Date in their "AS IS" and "WHERE IS" condition. The Purchased Assets will be delivered to Buyer on the Closing Date in their present condition, normal wear and tear accepted. Sellers makes no representations or warranties as to the condition of any of the Purchased Assets. All risks of ownership and loss as to the Purchased Assets, whether by fire, vandalism, theft,

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casualty, or otherwise shall remain with Seller until Closing, as well as all rights under Seller's casualty and property insurance. If any such destruction, loss or damages amounts to more than TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), Buyer may, at its option, terminate this Agreement. All risk of ownership and loss to the Purchased Assets, whether by fire, vandalism, theft, casualty, or otherwise will belong to Buyer after the Closing

                                       X.
                            ASSUMPTION OF LIABILITIES

      Other than as specifically set forth in this Agreement, Buyer shall not and does not assume any of Seller's liabilities, including, but not limited to, any liabilities to any employees of Seller, all taxes of any kind (including, without limitation, all income, franchise, excise and employment taxes, including any interest and penalties thereon), and liabilities arising under any suits, actions or proceedings against Seller or the Subject Assets (pertaining to periods prior to the Closing Date), and any other debts or contingencies or any other liabilities of Seller, whether fixed or contingent, and all such liabilities shall remain the sole obligations of Seller. From and after the Closing Date, Buyer shall and does assume any liability under any contracts for products and services currently in effect and outlined in Exhibit "E", such as telecommunication circuits, which contracts will be assigned to and assumed by Buyer at Closing. Buyer agrees to and shall Indemnify Seller against any default or penalty under these assumed contracts.

                                      XI.
                                TRANSITION PERIOD

      1. For a period of five (5) business days after Closing, Seller will devote the same time and attention as prior to the sale of the Business to the conduct of the Business, without salary. The purpose of such period is to familiarize the Buyer with the customers and operation of the equipment of the Business, and any other such reasonable requests as Buyer may have, from 9 am. until 5 p.m., Monday though Friday, excluding public holidays.

      2. The thirty (30) day period after Closing shall be utilized by both parties as a transition period (the "Transition Period'). During the Transition Period, both parties shall have access to the premises, equipment, employee services and other aspects of the Business as necessary and on an ongoing basis in order to facilitate transition of data, products, services, records, and to accomplish any other tasks as might be necessary to effect the -transfer of the Business to Buyer and the removal of Seller's personal files and property from the premises and equipment.

                                      XII.
                             COVENANT NOT TO COMPETE

      Buyer and Seller agree that for a period of three (3) years from and after the Closing Date hereof (the "Restriction Period"), Seller and any stakeholders or interest holders of same (which shall be collectively referred to as "Seller" for purposes of this section) shall not engage in the business of provisioning internet services within a fifty (50) mile radius of any current location of the Business as of the Closing Date; said locations being Fort Stochton, Alpine, Fort Davis, Marathon and Marfa, Texas (the "Restricted Area"). The term "Internet Services," as used

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herein, is defined as dial up internet access, web hosting, broadband wireless internet access, ISBN, DSL, Cable, and Satellite access, but not Including services or access for Seller's personal or family use (including web hosting), and internet-related consulting or network consulting services, or systems administration. Further, during the Restriction Period, Seller shall not, directly or indirectly, whether individually or as an employee, contractor, agent, officer, director, or owner (directly or indirectly) of an ownership interest of any entity, engage, participate, or assist in, a business providing Internet Services in or to the Restricted Area. During the Restriction Period and within the Restricted Area, Seller further agrees that he shall not, either directly or indirectly, through any person, firm, association or corporation with which he is now, or may hereafter become, associated cause, induce or encourage any present or future employee of Buyer or of any of its affiliates to leave the employ of Buyer or any such affiliate to accept employment with it, with any such person, firm, association, or corporation, or with any business that conducts a business in competition with or similar to that to be conducted by Buyer. The foregoing agreement not to compete shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such agreement is operative, but any judgment of a court of competent jurisdiction may define the maximum territory of action subject to and restricted by this paragraph and the period of time during which such covenant is enforceable. Seller consents to the entry against him of injunctive relief in the event of his breach of this covenant.

                                     XIII.
                       CONDITIONS AND OBLIGATIONS OF BUYER

      The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the following conditions:

      1. Buyer shall not have discovered any material error, misstatement, or omission in the representations or warranties made by Seller throughout the provisions of this Agreement.

      2. Affidavit of Seller. Buyer shall have received an affidavit of Seller reasonably satisfactory in form and content to Buyer's counsel to the effect:
(a) that Todd Jagger is the sole owner of The Overland Network with full and exclusive right to sell the Subject Assets; (b) that the Agreement is the binding obligation of Seller; (c) that the Subject Assets being acquired by Buyer pursuant to this Agreement are (or shall be as of the Closing Date) free and clear of any liens and encumbrances, and Buyer shall receive good and indefeasible title from the Seller to the Subject Assets as of the Closing Date; and (d) such other matters as Buyer may reasonably require.

      3. Seller shall have fully complied with the provisions hereof.

                                      XIV.
                                 INDEMNIFICATION

      Other than as specifically set forth herein, Buyer agrees only to acquire the Subject Assets of the Seller described herein and nothing herein shall be construed as an assumption by the Buyer of any of the Seller's liabilities or obligations. Seller agrees to indemnify and hold and save Buyer free and harmless from any and all claims, demands, damages, suits, causes of action,


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lawsuits, liability, costs and expenses (including Buyer's attorney's fees in defending themselves as necessitated by such action) of any kind or character incurred in connection with, resulting from or on account of:

      1. All debts, accounts payable, obligations or liabilities of the Seller, in connection with the Business, for all periods prior to the Closing Date only;

      2. Any applicable federal, state, county, city, or other taxes of any nature whatsoever by Seller, incurred, accrued or relating to property owned or leased for all periods prior to Closing Date, other than those specifically assumed by Buyer herein; or

      3. Any violations, up to the Closing Date, of any federal, state, local or environmental laws, statutes or regulations applicable to the Business;

provided, however, (a) Seller's indemnity obligation set forth above shall remain in effect for a period not exceeding one (1) year from the Closing Date, and (b) the amount of such indemnity obligation hereunder shall be limited to the cash amount of the Purchase Price.

                                      XV.
                                    EMPLOYEES

      Seller shall terminate employment of all employees of the Business effective as of the Closing Date. Seller will pay wages through November 30, 2001, and Buyer shall be responsible thereafter. It is further agreed that all salaries, wages, vacation pay, sick leave pay, all other compensation of any form whatsoever will be fully and finally paid to all employees, independent contractors, agents and servants of the Seller, at Closing, at the sole risk, cost and pens off the Seller. Seller may, at his sole discretion and by individual agreement with employees, compensate employees for services rendered to Seller during the Transition Period.

                                      XVI.
                                     DEFAULT

      If either Seder or Buyer defaults in complying with any of the terms hereof, the non-defaulting party may terminate this Agreement and seek any relief as may be provided by law.

                                     XVII.
                               INVALID PROVISIONS

      If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws, such provision shall be fully severable, and the Agreement shall be construed and enforced as if such provision had never comprised a part of this Agreement, and the remainder of the Agreement shall not be affected by any such illegal, invalid, or unenforceable provision or by its severance from this Agreement.


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                                     XVIII.
                               ARBITRATION CLAUSE

      Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or any claim or dispute between the parties to this Agreement, shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. All arbitration proceedings shall be held in Pecos County, Texas and all arbitrators shall be appointed by the current presiding judge of the 83rd Judicial District Court, Pecos County, Texas, or if he fails to make such appointments within 90 days after a notice demanding arbitration has been delivered, the arbitrators shall be appointed by the American Arbitrators Association under their rules.

                                      XIX.
                            MISCELLANEOUS PROVISIONS

      1. This Agreement is performable in Fort Stockton, Pecos County, Texas, in accordance with the laws of the State of Texas.

      2. Each party hereto shall be responsible for its or their own legal expenses.

      3. Buyer acknowledges that this Agreement and its contents are not public and Buyer agrees to maintain the confidentiality, as best it can, pending Closing of this Agreement and all its terms, conditions and covenants.

      4. This Agreement, along with the Bill of Sale and the leases for the Alpine Property, the Fort Davis Property, and the Leased Assets, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, except by an instrument in writing, signed by the Buyer and the Seller.

      5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      6. The paragraph captions in this Agreement are for the sake of convenience only and shall not in any way limit or be deemed to construe and interpret the terms and provisions hereof. All words herein in the neuter gender shall be deemed to include words in the male or female gender, and vice versa, whenever the context shall so require. Likewise, all words herein in the singular shall be deemed to include words in the plural, and vice versa, whenever the context shall so require.

      7. Buyer shall make reasonable efforts to forward mail for Seller to Seller at the address for notice set forth below.

      8. It is acknowledged by Buyer that Seller maintains certain personal property separate and apart from the Purchased Assets and/or the Leased Assets purchased or leased under this Agreement at the Business premises. All personal property remaining at the Business premises which is not Purchased Assets or Leased Assets constitutes Seller's personal property, including but not limited to, the telephone systems, laptop computers, personal workstations,

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furniture, furnishings, fixtures, office supplies, spare parts, and spare computers (the "Seller's Personal Property"). Seller has the right to remove, sell or dispose of the Seller's Personal Property at any time, or leave same on the premises for safekeeping.

      9. It is acknowledged by Buyer that it has not purchased Seller's stock of retail goods and merchandise, and parts or other items not specifically listed in the Bill of Sale (the "Seller's Inventory'). Seller has the right to remove, sell or otherwise dispose of Seller's Inventory at any time. Buyer agrees to use all reasonable care to prevent loss, theft or damage of the Seller's Inventory, however, Buyer assumes no liability for Seller's Inventory.

      10. Buyer shall effect any changes necessary to migrate merchant account services to suit Buyer's needs at Buyer's sole expense, if any.

      11. It is acknowledged by Seller and Buyer that, as of the Closing Date, Seller has amounts outstanding under invoices for retail sales of inventory and equipment (the "Outstanding Retail Invoices"), which Outstanding Retail Invoices have not yet been collected by Seller. A schedule of the Outstanding Retail Invoices is attached hereto as Exhibit "F" and made a part hereof for all purposes. Buyer agrees that should any amounts be paid to it on the Outstanding Retail Invoices, it will pay such amounts to Seller within ten (10) business days of its receipt of same. In the event it becomes necessary, Buyer further grants to Seller the right to use the name "Overland Network" for the limited purpose of collecting the amounts owed under the Outstanding Retail Invoices.

                                      XX.
              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      All statements contained herein, in any exhibit hereto, or in any certificate or other written instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Buyer, as the case may be. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder, or pursuant hereto, or in connection with the transactions contemplated hereby, shall survive the Closing and shall continue in effect thereafter for a period of two (2) years following the Closing Date, and three
(3) years with regard to the covenant not to compete (provided in Article XII).

                                      XXI.
                                     NOTICES

      Whenever in this Agreement notice is required or permitted to be given by either party to the other, such notices shall be in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Buyer, to:  1108A W. Dickinson Boulevard
                  Fort Stockton, Texas 79735

If to Seller, to: P.O. Box 2118
                  Fort Davis, Texas 79734


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

      Notices shall be deemed delivered when deposited in the United States mail as above provided. Changes of address by either party must be by notice to the other in the same manner as above specified.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the ___ day of November, 2001.

                                    Seller:

[Notary Seal]

                                    By: /s/ Todd Jagger
                                       -----------------------------
                                       TODD JAGGER, Individually, and
                                       d/b/a THE OVERLAND NETWORK

                                    Buyer:

                                    PARTNERS ALLIANCE GROUP, INC.



                                    By: /s/ Alex Gonzalez
                                       -----------------------------
                                       Alex Gonzalez, President


STATE OF TEXAS       ss.
                     ss.
COUNTY OF            ss.

      This instrument was acknowledged before me on this 29th day of November, 2001, by TODD JAGGER, Individually and d/b/a THE OVERLAND NETWORK.

                                    ________________________________
                                    Notary Public, State of Texas

STATE OF TEXAS       ss.
                     ss.
COUNTY OF PECOS      ss.

      This instrument was acknowledged before me on this 30 day of November, 2001, by ALEX GONZALEZ, PRESIDENT of PARTNERS ALLIANCE GROUP, INC., a Texas corporation.

                                    /s/ Tammy Huckaby
                                    -------------------------------
                                    Notary Public, State of Texas


                                    [Notary Seal]


                                       12